Exhibit 99.1

CONTACT:

Jill Smith	Peyton Marshall
Director, Corporate Communications	Acting CEO
240.449.1250	617.926.1551
jsmith@panacos.com	pmarshall@panacos.com

Panacos Announces New Board Member

Watertown, MA (October 26, 2006) – Panacos Pharmaceuticals, Inc. (Nasdaq: PANC), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced that Laurent Fischer, M.D. has been added to Panacos’ Board of Directors, bringing the total number of Panacos Directors to seven.

Dr. Fischer is currently the President and CEO of Ocera Therapeutics, Inc., a privately held, clinical-stage biopharmaceutical company focused on the development and commercialization of novel therapeutics for gastrointestinal and liver diseases. Prior to Ocera, he was President and CEO of Auxeris Therapeutics, Inc. and President and COO of RXCentric.com. From 1997-1999, Dr. Fischer was Senior Vice President of Dupont Pharmaceuticals/Dupont-Merck’s Virology Franchise, where he was responsible for the product launch of the HIV non-nucleoside reverse transcriptase inhibitor SUSTIVA. Prior to Dupont, Dr. Fischer was Medical Director for Hoffmann-LaRoche’s Virology Group, where he was involved in the launch of INVIRASE and developed FORTOVASE, protease inhibitors for the treatment of HIV. He received his M.D. from the University of Geneva, Switzerland. Dr. Fischer serves on the Board of Directors of the AIDS Healthcare Foundation, the world’s largest provider of AIDS care.

“We are very fortunate to welcome Laurent to the Panacos board,” said Peyton J. Marshall, CFO and Acting CEO of Panacos. “His leadership and experience in bringing important HIV therapeutics to patients will be valuable to Panacos as we work to move bevirimat and our pipeline programs forward.”

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. HIV infects approximately 1.7 million people in North America and Western Europe and approximately 40 million people worldwide. Approximately 650,000 patients are treated annually for HIV in the United States and Western Europe. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion.

Panacos’ lead candidate, bevirimat (PA-457), is the first in a new class of oral HIV therapeutics under development called maturation inhibitors, discovered by Panacos scientists and their academic collaborators. Based on its novel mechanism of action, bevirimat is designed to have potent activity against a broad range of HIV, including strains that are resistant to existing classes of drugs. The Company has completed seven clinical studies of bevirimat in over 300 subjects, showing significant reductions in viral load in HIV-infected subjects and a promising safety profile, and is currently in Phase 2b clinical trials.

SUSTIVA is a trademark of Bristol-Myers Squibb.

INVIRASE and FORTOVASE are trademarks of Hoffmann-LaRoche Inc.

Except for the historical information contained herein, statements made herein, including those relating to bevirimat’s clinical development, the potential results of treatment with bevirimat and future clinical trials and clinical practice are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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